Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 20, which is dated April 24, 2017, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in BB&T Corporation’s Current Report on Form 8-K dated April 24, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Greensboro, North Carolina

July 20, 2017